Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 728-4650

NU REPORTS THIRD QUARTER RESULTS

BOSTON, Massachusetts and HARTFORD, Connecticut, November 1, 2012 – Northeast Utilities (NYSE: NU) today reported earnings of $207.6 million, or $0.66 per share, in the third quarter of 2012, compared with earnings of $90 million, or $0.51 per share, in the same period of 2011.  Third quarter 2012 results included approximately $12.9 million, or $0.04 per share, of after-tax charges related to the April 2012 closing of the merger between NU and NSTAR.  Excluding merger and related settlement costs, NU earned $220.5 million1, or $0.70 per share1, in the third quarter of 2012, compared with earnings of $90.6 million1, or $0.51 per share1, in the third quarter of 2011.

For the nine-month period ended September 30, 2012, NU earned $351.2 million, or $1.32 per share, compared with earnings of $281.4 million, or $1.58 per share, for the same period of 2011.  Excluding merger and related settlement costs of $105.5 million, or $0.40 per share, NU earned $456.7 million1, or $1.72 per share1, in the nine-month period ended September 30, 2012, compared with earnings of $291.5 million1, or $1.64 per share1, in the same period of 2011.  NSTAR’s results are included in NU’s results, effective as of April 2012.

Thomas J. May, NU president and chief executive officer, said, “These financial results are in-line with our recently announced 2012 recurring earnings guidance of between $2.25 and $2.30 per share1  and speak well of our efforts to create a high performing, successful, customer-focused company.”

May said he was extremely proud with the company’s response to Hurricane Sandy.  “Our 9,000 employees, supported by thousands of additional contract employees from throughout the country, continue to perform heroically, working around the clock to restore power to customers in three states who depend on us for a critical service.  We deeply appreciate the patience and support our customers have shown this week, and, with what we’ve seen this week, we are even more confident that our merger will provide them and their communities with significant long-term benefits.  This storm recovery illustrates one of the most visible benefits of the merger.  As we complete work in some of the less impacted areas, we are able to redeploy hundreds of line and tree workers to the most damaged areas with the greatest number of power outages.”

Dividend Declaration

NU also announced today that its Board of Trustees has declared a regular common dividend of $0.343 per share, payable December 31, 2012, to shareholders of record as of November 30, 2012.

Electric Transmission

NU’s transmission segment earned $71.1 million in the third quarter of 2012 and $181.1 million for the nine-month period ended September 30, 2012, compared with $41.5 million for the third quarter of 2011 and $128.4 million in the nine-month period ended September 30, 2011.  The earnings improvement primarily reflects continued investment in NU’s transmission system, including the $718 million Greater Springfield Reliability Project (GSRP), as well as the addition of NSTAR Electric Company transmission results as of April 2012.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $150.7 million in the third quarter of 2012 and $263.1 million for the nine-month period ended September 30, 2012, compared with $58 million for the third quarter of 2011 and $152.8 million for the nine-month period ended September 30, 2011.  The 2012 results exclude $0.2 million of third-quarter and $51 million of year-to-date after-tax merger and related settlement costs.

The distribution and generation segment results benefited in the third quarter and the nine-month period ended September 30, 2012 from the addition of NSTAR Electric distribution results effective in April 2012, as well as higher retail sales.  These impacts were partially offset by higher costs related to pension and health care benefits and higher depreciation and property taxes.

Earnings of Electric Utility Subsidiaries

The Connecticut Light and Power Company (CL&P) earned $73.5 million for the third quarter of 2012.  It earned $170.1 million for the nine-month period ended September 30, 2012, excluding $38.4 million of year-to-date merger and related settlement costs.  That compares with earnings of $65.1 million in the third quarter of 2011 and $179.4 million for the nine-month period ended September 30, 2011.  The improved third quarter results were due primarily to higher transmission earnings.  For the year-to-date period, results were lower due primarily to higher pension, tree trimming and system maintenance costs.

NSTAR Electric earned $106.5 million in the third quarter of 2012.  It earned a total of $162 million in the second and third quarters of 2012, excluding $10.8 million of after-tax merger and settlement related charges.

CL&P and NSTAR Electric’s earnings are net of preferred dividends.

Public Service Company of New Hampshire earned $27.2 million for the third quarter of 2012 and $69.8 million for the nine-month period ended September 30, 2012, compared with earnings of $25.7 million in the third quarter of 2011 and $74.7 million for the nine-month period ended September 30, 2011.  The improved third quarter results were due primarily to higher transmission earnings, while year-to-date results for 2012 were lower due primarily to higher depreciation, property tax and income tax expense.

Western Massachusetts Electric Company (WMECO) earned $14.1 million in the third quarter of 2012.  It earned $41.2 million for the nine-month period ended September 30, 2012, excluding $1.8 million of year-to-date merger and related settlement costs, compared with earnings of $8.4 million in the third quarter of 2011 and $26.6 million for the nine-month period ended September 30, 2011.  WMECO’s results in 2012 improved largely as a result of higher transmission earnings, which were primarily related to GSRP.  The project is being built primarily in the WMECO service territory and was approximately 85 percent complete as of September 30, 2012.

Natural Gas Distribution

NU’s natural gas distribution segment, which now includes both Yankee Gas Services Company and NSTAR Gas Company, lost $4.4 million in the third quarter of 2012, compared with a loss of $3 million in the third quarter of 2011 when it included only Yankee Gas.  For the nine-month period ended September 30, 2012, NU’s natural gas distribution segment earned $10.4 million, excluding $2.1 million of merger and related settlement costs at NSTAR Gas, compared with earnings of $20.7 million in the nine-month period ended September 30, 2011.  The lower year-to-date results in 2012 largely reflect the impact of mild temperatures in the first quarter of 2012, which significantly reduced the heating demand of Yankee Gas customers, compared with the first quarter of 2011 when temperatures were colder than normal.

NU parent and other businesses

Excluding $12.7 million of after-tax merger and related settlement costs in the third quarter of 2012 and $0.6 million in the third quarter of 2011, NU parent and other businesses had net earnings of $3.1 million in the third quarter of 2012, compared with net expenses of $5.9 million in the third quarter of 2011.  Excluding $52.4 million of merger and related settlement costs in the nine-month period ended September 30, 2012 and $10.1 million in the nine-month period ended September 30, 2011, NU parent and other businesses had net earnings of $2.1 million in 2012, compared with net expenses of $10.4 million in the first nine months of 2011.  The improvement was driven by a number of factors, including the addition of earnings from NSTAR Communications, Inc., and lower interest expense.  The following table reconciles earnings per share for the third-quarter and the nine-month period ended September 30, 2012 and 2011.

		Third Quarter	First Nine Months
2011	Reported EPS	$0.51	$1.58
	2011 merger-related charges	$0.00	$0.06
	2011 EPS before merger-related charges	$0.51	$1.64
	NSTAR earnings contribution in 2012	$0.33	$0.61
	Higher transmission earnings in 2012	$0.08	$0.13
	Higher/(lower) electric sales in 2012	$0.03	($0.03)
	Higher/(lower) firm natural gas sales in 2012	$0.01	($0.03)
	Higher O&M, including untracked pension and health care costs in 2012	($0.03)	($0.04)
	Other, primarily lower income tax expense	$0.05	($0.01)
	Higher outstanding common shares	($0.28)	($0.55)
	2012 EPS before merger-related settlements and other merger-related charges	$0.70	$1.72
	2012 merger and related settlement charges	($0.04)	($0.40)
2012	Reported EPS	$0.66	$1.32

Financial results for the third quarter and nine-month period ended September 30, 2012 and 2011 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2012	September 30, 2011	Increase/ (Decrease)	2012 EPS[1]
Electric Distribution/Generation	$150.7	$58.0	$92.7	$0.48
Natural Gas Distribution	($4.4)	($3.0)	($1.4)	($0.02)
Electric Transmission	$71.1	$41.5	$29.6	$0.23
NU Parent and Other Companies, ex. merger expenses	$3.1	($5.9)	$9.0	$0.01
Earnings, ex. merger impacts	$220.5	$90.6	$129.9	$0.70
Merger impacts	($12.9)	($0.6)	($12.3)	($0.04)
Reported Earnings	$207.6	$90.0	$117.6	$0.66

Nine months ended:

(in millions, except EPS)	September 30, 2012	September 30, 2011	Increase/ (Decrease)	2012 EPS[1]
Electric Distribution/Generation, ex. rate credits, storm cost write-down	$263.1	$152.8	$110.3	$0.99
Natural Gas Distribution, ex. rate Credits	$10.4	$20.7	($10.3)	$0.04
Electric Transmission	$181.1	$128.4	$52.7	$0.68
NU Parent and Other Companies, ex. merger settlement, expenses	$2.1	($10.4)	$12.5	$0.01
Earnings, ex. merger impacts	$456.7	$291.5	$165.2	$1.72
Merger impacts	($105.5)	($10.1)	($95.4)	($0.40)
Reported Earnings	$351.2	$281.4	$69.8	$1.32

Retail sales data:

	September 30, 2012	September 30, 2011	% Change Actual	% Change Weather Norm.
Electric distribution
Gwh for three months ended*	15,502	15,302	1.3	1.1
Gwh for nine months ended*	41,697	42,356	(1.6)	(0.3)

Natural Gas Distribution
Firm volumes in mmcf for three months ended**	10,696	10,688	0.1	0.0
Firm volumes in mmcf for nine months ended**	60,035	67,408	(10.9)	2.9

*

Prior year sales data for NSTAR Electric are included for illustrative purposes.

**

Prior year sales data for NSTAR Gas are included for illustrative purposes.

NU has approximately 314 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.5 million customers in Connecticut, Massachusetts and New Hampshire.

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Note:  NU will webcast a presentation from the 2012 EEI Financial Conference on Tuesday, November 13, 2012, beginning at 9:45 a.m. Mountain Time and 11:45 a.m. Eastern Time.  The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, the third quarter and first nine month 2012 earnings and EPS excluding certain charges related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our third quarter and first nine month 2012 and 2011 results without including the impact of the non-recurring merger and related settlement costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s and NSTAR’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.